Exhibit 10.1

May 1, 2025

Dallas Scrip

16313 Gulf Blvd.

Redington Beach, FL 33708

Re: REVISED Letter of Offer – Dallas Scrip

Via Email: dscrip@hotmail.com

Dear Dallas,

On behalf of Marpai Administrators (Marpai), I am pleased to extend this offer of employment. Your approach, experience, and track record of success are welcome additions.

This letter includes the key elements of our employment offer to you. After you carefully review the content, please indicate your acceptance by signing and dating below, and returning this letter no later than May 5, 2025. When we receive the signed Letter of Offer, we will schedule your background check and begin the onboarding process. Your employment is subject to the terms and conditions set forth in this letter, which override anything said to you during your interview or any other discussions about your employment with Marpai.

Title:	Chief Operating Officer

Reporting to:	Damien Lamendola, CEO

Start Date:	June 2, 2025

Compensation:	Annualized Base Salary of $250,000.00 which will be $10,416.67 per pay period. (24 pay periods annually). Full-Time salaries are based on a 40-hour work week.

RSU:	300,000 RSUs: 100,000 vest after one year, 100,000 after two years, and 100,000 after three years.

Bonus Equity:	100,000 RSUs vested immediately upon Marpai hitting $5 million unadjusted EBITDA for a full fiscal year.

2025 Bonus Plan:	50% of base if the Company is profitable by the end of 2025

2026 Bonus Plan:	50% of base if the Company is profitable and achieves $50 million in revenue; 75% of base if the Company achieves $5 million in Net Income and $75 million in revenue; 100% of base if the Company achieves $7 million in Net Income and $100 million in revenue.

FLSA Status:	Exempt

Office Location:	Remote

Benefits:	You will be eligible to participate in our benefit programs effective August 1, 2025.

May 1, 2025

PTO:	16 days PTO provided on an accrual basis each pay period, plus company holidays.

Expenses:	Marpai will cover standard and normal travel expenses. You will utilize your own form of payment, and we will reimburse you in accordance with the Travel policy. We will not cover home office or mobile expenses.

Documentation:	You agree to sign Marpai’s standard on-boarding documentation.

This offer is valid through May 5, 2025, and is contingent upon the successful completion of a background screen and E-Verify, execution of Marpai’s standard on-boarding documents for your position and commencement of employment on June 2, 2025. All terms and conditions outlined above are subject to Marpai’s policies.

This letter is not intended to constitute an employment agreement between you and Marpai, or to oblige Marpai to provide any specific terms of employment. Marpai may elect to alter the employment terms described in this letter at any time. Accordingly, your relationship with Marpai throughout your employment will be that of an employee at-will. This means that your employment with Marpai will not be for any definite length of time, and that either you or Marpai may terminate the employment relationship for any reason, with or without prior notice. The at-will status of your employment may not be altered in any way by any oral or written statement made by any employee of Marpai, except for an express written agreement to such an effect signed by you and the Chief Executive Officer.

If you have any questions, please feel free to reach out. Our team is looking forward to working with you. Please sign below noting your acceptance of this offer no later than May 5, 2025.

Sincerely,

Director, Human Resources
Marpai

Accepted by: (Signature)	/s/ Dallas Scrip	Date: May 4, 2025